UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 5, 2001

AFFINITY GROUP HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-26389	59-2922099
(State or other jurisdiction	(Commission	(IRS Employer
of corporation)	File Number)	Identification No.)

64 Inverness Drive East
Englewood, CO 80112	(303) 792-7284
(Address of principal executive offices)	(Registrant’s telephone number incl. area code)

ITEM 5.                  OTHER EVENTS

On December 5, 2001, the Company sold eleven real estate properties to eleven separate wholly-owned subsidiaries of AGRP Holding Corp., a wholly-owned subsidiary of the Company’s parent, AGI Holding Corp., for $52.3 million in cash and a note receivable.  The properties have been leased back to the Company on a triple net basis.  Both the sales price and lease rates were based on market rates determined by third party independent appraisers engaged by the mortgage lender and approved by the AGI Senior Credit Facility agent bank.  The net cash proceeds of $47.5 million were used to payoff $2.1 million of existing mortgage financing and the balance, $45.4 million, paid down the AGI Senior Credit Facility Term A and B loans by $19.4 million and $26.0 million, respectively.  The balance of the purchase price, $4.8 million, is represented by a note receivable yeilding 11% per annum, with monthly payments of $46,000 and a ten-year balloon.

Concurrent with the above real estate transaction, the Company amended the AGI Senior Credit Facility to allow for the release of the above real estate, increase the revolving credit commitment from $70 million to $74.5 million, adjust the amortization of the Term A loans, amend the pricing schedule and re-set certain financial covenants.

Commensurate with the above, a wholly-owned subsidiary of the Company, Affinity Group Thrift Holding Corporation ("AGTHC"), which is an "unrestricted" subsidiary under the terms of the indenture governing the AGHI Senior Notes, sold a $15.0 million participation in the Affinity Bank Holdings, Inc. Capital Notes held by AGTHC to the Stephen Adams Living Trust.  AGTHC used the net proceeds of this sale to purchase a capital note of AGRP Holding Corp.  The capital note accrues interest at the rate of 11% per annum until maturity on December 5, 2011.  Interest is payable from time to time as declared by the board of directors of AGRP Holding Corp.  Interest not paid will accumulate and will be compounded annually until paid.

ITEM 7.                  FINANCIAL STATEMENTS AND EXHIBITS

A.

EXHIBITS

Exhibit 4.11	Third Amendment to Credit Agreement dated as of December 5, 2001 among Affinity Group, Inc., Fleet National Bank, as agent, and the banks named therein.

Exhibit 10.44

Agreement and Escrow Instructions for Purchase of Real Estate by AGRP Holding Corp., dated November 1, 2001, filed with the Company’s Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated by reference herein.

Exhibit 10.45	Participation Agreement by and between Affinity Group Thrift Holding Corp. and the Stephen Adams Living Trust, dated December 5, 2001.

Exhibit 10.46	Capital Note of AGRP Holding Corp., dated December 5, 2001.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AFFINITY GROUP HOLDING, INC.

Date: December 17, 2001	/s/
Mark J. Boggess Senior Vice President Chief Financial Officer